Exhibit 99.1

Acquisition Strengthens Capnia’s Presence in Neonatology

NeoForce President and Chief Executive Officer to Join Capnia as General Manager of

Neonatology

REDWOOD CITY, Calif., Sept. 8, 2015 (GLOBE NEWSWIRE) — Capnia, Inc. (NASDAQ:CAPN), focused on the development and commercialization of novel products based on its proprietary technologies for precision metering of gas flow, today announced that it has acquired substantially all assets from privately-held NeoForce Group, Inc., a developer of innovative pulmonary resuscitation solutions for the inpatient and ambulatory neonatal markets.

Under the terms of the agreement, Capnia will pay to NeoForce a $1.0 million upfront payment, which represents less than one times of NeoForce’s 12-month forward looking revenue, plus a low single-digit royalty on sales of NeoForce products for a period of 36 months. NeoForce’s currently marketed products include the NeoPIP™ Infant T-Piece Resuscitator and the CPRNome Resuscitation Timer. Additionally, NeoForce President and Chief Executive Officer, Otho Boone, will join the Company as General Manager of Neonatology. Mr. Boone, who founded NeoForce in 2005, brings to Capnia over 25 years of medical device sales, operations and product development experience at neonatology focused companies such as Drager, Hill-Rom Air Shields and Ohmeda. Prior to founding NeoForce, Mr. Boone was Vice President of Global Marketing at Drager.

“The acquisition of NeoForce further underscores our commitment to leveraging technology to address unmet medical needs in Neonatology, which is one of the most attractive segments in the healthcare business today,” said Anish Bhatnagar, MD, Chief Executive Officer of Capnia. “As General Manager of Neonatology, Otho brings a depth of expertise and broad relationships with top tier hospitals across the United States which we can leverage to accelerate the adoption of our CoSense® ETCO monitor. Neonatology is a high-growth area, and we believe that the addition of Otho and the NeoForce product line, together with the ongoing commercial rollout of CoSense®, significantly strengthen our presence in this area.”

“I am excited to be joining the Capnia team and advancing the Company’s commercial efforts,” said Otho Boone, President and CEO of NeoForce. “NeoForce is a revenue generating, profitable entity that will benefit greatly from additional commercial manpower to further scale its operations. We also have a number of new products that we would like to bring to the market. Capnia’s expertise is highly complementary, and I look forward to calling on new and existing hospital customers to maximize the potential of our combined platform of products, as well as bring more innovation to the market.”

For additional information on NeoForce, please visit www.neoforcegroup.com.

About Capnia

Capnia, Inc. develops and commercializes novel products based on its proprietary technologies for precision metering of gas flow. Capnia’s lead product CoSense® is based on the Sensalyze™ Technology Platform. It is a portable, non-invasive device that rapidly and accurately measures carbon monoxide (CO) in exhaled breath. CoSense has 510(k) clearance for sale in the U.S. and has received CE Mark certification for sale in the European Union. CoSense is used for the monitoring of CO from internal sources (such as hemolysis, a dangerous condition in which red blood cells degrade rapidly), as well as external sources (such as CO poisoning and smoke inhalation). The initial target market is newborns with jaundice that are at risk for hemolysis, comprising approximately three million births in the U.S. and European Union. Capnia’s proprietary therapeutic technology uses nasal, non-inhaled CO2 and is being evaluated to treat the symptoms of allergies, as well as the trigeminally-mediated pain conditions such as cluster headache, trigeminal neuralgia and migraine.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development and clinical trials, that neonatology is a high-growth area, that this acquisition will strengthen our presence in this area and the amount of revenue to be generated from this acquisition in the next 12 months.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2015, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

Investor Relations Contact:

Michelle Carroll/Susie Kim

Argot Partners

(212) 600-1902